Exhibit 21

SUBSIDIARIES

1.    First Regional Bank, a California corporation (wholly owned by First Regional Bancorp);

2.    First Regional Statutory Trust I (a statutory trust organized under the laws of the State of Connecticut and wholly owned by First Regional Bancorp);

3.    First Regional Statutory Trust II (a statutory trust organized under the laws of the State of Connecticut and wholly owned by First Regional Bancorp);

4.    First Regional Statutory Trust III (a statutory trust organized under the laws of the State of Connecticut and wholly owned by First Regional Bancorp);

5.    First Regional Statutory Trust IV (a statutory trust organized under the laws of the State of Delaware and wholly owned by First Regional Bancorp);

6.    First Regional Statutory Trust V (a statutory trust organized under the laws of the State of Delaware and wholly owned by First Regional Bancorp);

7.    Trust Administration Services Corp., a California corporation (wholly owned by First Regional Bank).